Exhibit 99.1

CONSOL Energy Announces Operational and Financial Update;

Company Expects to Report a Third Quarter Loss

Due to Combination of Marketing and Operational Issues;

Gas Division Reports Exploratory Success in Utica Shale

PITTSBURGH (October 15, 2012) – CONSOL Energy Inc. (NYSE: CNX), the leading diversified fuel producer in the Eastern U.S., is providing an operational and financial update for the quarter ended September 30, 2012.

The company expects to report a net loss for the quarter, due to a combination of marketing and operational issues. “While precise figures are not yet available, it is clear that the company’s previously announced planned and unplanned mine idlings took their toll on third quarter earnings,” commented William J. Lyons, chief financial officer. “Fortunately, CONSOL Energy has the balance sheet to maintain market discipline. Even at the end of the quarter, our liquidity remained strong. At September 30, 2012, we had cash of $231 million, no short term debt, and $2.3 billion of capacity under our credit facilities.”

During the last several months, CONSOL announced a planned two-week idling of Blacksville Mine and a one-week idling of Robinson Run Mine, due to weak thermal coal markets. The Fola Mine was also idled. Subsequently, the company suffered the failure of two new conveyor belts at the Bailey Preparation Plant, which impacted production at the Enlow Fork and Bailey mines. Then, in early September, the company announced the idling of its premier low-vol Buchanan Mine for an estimated 30-60 days.

CONSOL’s Gas Division, in the Ohio Utica Shale joint venture with Hess Corporation, reported an exploratory success from a well drilled in Stock Township, Noble County, Ohio. Flowback operations are underway at the Noble 1A following a 30-day shut in period for dissipation of fracturing fluids. Early results are encouraging with peak 24-hour flows of 9.0 MMcfd gas and about 10 barrels per day of condensate. CONSOL is currently drilling the Noble 16A in nearby Seneca Township, also in Noble County. Overall, the joint venture has a significant acreage position in Noble County.

CONSOL’s Coal Division produced 11.6 million tons during the quarter, including 0.8 million tons of low-vol metallurgical and mid-vol coal from the company’s Buchanan and Amonate Mines.

CONSOL’s total coal inventory decreased during the quarter by 0.7 million tons to 1.7 million tons as of September 30, 2012. Thermal coal inventory decreased by 0.8 million tons during the quarter, as sales outpaced the scaled-back production. Low-vol and mid-vol coal inventory increased by 0.1 million tons during the quarter, to 0.4 million tons.

CONSOL Energy’s core values are safety, compliance, and continuous improvement. During the first nine months of 2012, the company has experienced a 4% year-over year improvement in the incident rate among employees. On October 5, we held our second Core Value Summit with our key vendors to help them embrace our core values. As a result of our increased focus on outside vendor safety, we have experienced a 14% decline in our contractor incident rates over the same period. During the third quarter, the company’s Enlow Fork Mine logged one million hours without incurring a recordable injury. Against this backdrop of improving overall safety, though, CONSOL Energy’s coal division did suffer a fatality in the third quarter. While we continue to invest significantly to reach our ultimate goal of Absolute Zero, our challenge is to continue to identify and eliminate risks.

CONSOL’s Gas Division produced 39.5 Bcf for the 2012 third quarter, down slightly from the 40.4 Bcf produced in the 2011 third quarter. The just-ended quarter, however, was impaired by approximately 0.2 Bcf due to the September idling of the Buchanan Mine, which produces associated gas. A second complication in making a comparison was that last year’s third quarter production contained 100% of the Marcellus Shale production, half of which was tendered to the Noble

Energy joint venture on September 30, 2011. The year-earlier quarter’s production also contained some production from Antero’s overriding royalty interest, before it was sold back to Antero. On an adjusted basis, therefore, last year’s 40.4 Bcf would have been approximately 35.9 Bcf, net to CONSOL. On an apples-to-apples basis, CONSOL’s gas production would have increased by 13%, if not for these items.

During the third quarter of 2012, CONSOL Energy drilled 12 Marcellus Shale wells, completed 12 Marcellus Shale wells, and placed 22 online. Additionally, Noble Energy drilled four Marcellus Shale wells in the liquids-rich area of the play. Also during the quarter, CONSOL Energy drilled four Utica Shale wells in Ohio, completed two Utica Shale wells, and placed one Utica Shale well on line. Hess Corporation drilled one well in the Utica Shale.

Fourth Quarter 2012 Forecasts

Coal: CONSOL Energy expects to produce 13.4 – 13.8 million tons during the quarter, including 0.6 million at the Buchanan Mine, which is expected to re-start on the week of November 5.

Gas: CONSOL’s 2012 gas production guidance remains at 157 - 159 Bcf (net to CONSOL). Fourth quarter 2012 gas production is expected to be 42.5 – 44.5 Bcf.

Coal Division Operations/Marketing

The Coal Division Operations were coordinated with the Marketing Department during the quarter in order to maintain discipline in the face of weak markets for low-vol, mid-vol, and high-vol coal. CONSOL was successful in lowering total company inventory, in spite of weak markets.

CONSOL’s strong liquidity gives it the flexibility to respond to weak markets by voluntarily curtailing production. The company believes it is counterproductive to sell into certain markets that are going through a de-stocking phase.

CONSOL’s CNX Marine Terminal also proved valuable in the quarter by loading 34 vessels with total outbound tonnage of 3.1 million, including third party cargos.

The one unplanned idling was that of the Bailey and Enlow Fork mines in Southwestern Pa. As announced at the end of July, two newly-installed conveyor belts that feed the common preparation plant collapsed. Engineers and contractors working around the clock had one belt rebuilt by the third week in August. The mines were re-started at a 60% capacity utilization rate. The second belt was repaired in late September, so the fourth quarter began with the entire complex running normally.

Gas Division Operations

In continuous improvement, CONSOL-operated Marcellus Shale wells in Central Pa., Southwest Pa., and Northern W. Va. all achieved record peak 24-hour production rates for their respective districts. The Gas Division also has been dramatically extending its completed Marcellus Shale lateral lengths. In 2011, the average completed lateral was 3,300’. For Marcellus Shale wells turned on line through the first three quarters of 2012, completed lateral lengths have averaged 4,870’ and have reached a maximum completed lateral length of 8,460’ during the recent quarter.

CONSOL’s economics are also being improved by cost reductions in items such as costs per frac stage. In 2011, CONSOL was spending $205,000 per stage. In 2012 to date, frac costs have fallen to $181,000 per stage. These costs are all-in, from TD to flowback.

The Gas Division continued to use water from coal mines for hydraulic fracturing. This is another in a long line of synergies between CONSOL’s coal and gas divisions. During the third quarter, the MOR 10F was fractured with a blend of up to 16% mine-sourced water. The MOR 10F (13 stages, 3,613’ completed lateral) came on line on August 6th at an initial rate of 10.8 MMcfd.

Another technical innovation in Southwest Pa. was the testing of fractures of 450’ stage lengths versus the normal 300’ stages. The three-well MOR 17 (completed laterals ranging from 2,211’ to 2,594’) with initial 24-hour flow rates between 7.0 and 8.0 MMcfd, These are truly exceptional results from wells of such short lengths.

Marcellus Shale Dry Gas (CONSOL Energy-operated):

Central Pa.: CONSOL Energy did not drill any horizontal wells in the Central Pa. Marcellus Shale, because the 2012 drilling program was completed in the second quarter.

Flowback operations were finished at the four-well Gaut 4 pad in Westmoreland County that was drilled during the first quarter of 2012 and completed during the second quarter. This pad had a total of 109 stages and lateral lengths ranging from 7,243’ (24 stages) to 8,460’ (29 stages). At the tail end of the second quarter, the Gaut 4A was announced as CONSOL Energy’s record producing well at a peak rate of 17.9 MMcfd. That record was broken early in the third quarter by the Gaut 4D, which produced at a new CONSOL Energy record of 23.7 MMcfd.

Completion operations were finished late in the third quarter on the six-well DeArmitt 1 South pad. A total of 145 stages were fractured on the pad that has completed lateral lengths ranging from 3,822’ (1D, 12 stages) to CONSOL Energy’s longest lateral of 8,305’ (1F, 29 stages). Flowback operations are underway at DeArmitt 1 South and production is expected to begin from the pad before the end of October with all six wells expected to be on line before the end of 2012.

The four-well Bowers 1 pad, where drilling was completed in the first quarter, is the first horizontal exploration drilling by CONSOL in Jefferson County. The centralized impoundment permit was received late in the third quarter and completion operations are anticipated to begin there before the end of 2012.

Southwest Pa.: CONSOL Energy continues its full-scale development drilling within two new pads in Greene County. Drilling operations have finished at the seven-well NNV 38 pad with a maximum drilled lateral length of 7,000’ and the eight-well NNV 41 pad with a maximum drilled lateral length of 7,200’. Two rigs are currently drilling in North Nineveh at the six-well NNV 39 and the five-well NNV 42. Completion operations are expected to commence at North Nineveh before the end of 2012.

During the third quarter, CONSOL drilled 12 wells, completed 12 wells, and brought 12 wells online at several pads in the Morris Field. The three-well MOR 14 pad was brought into production during the third quarter with very strong results. Initial 24-hour rates from all three wells ranged from 4.2 MMcfd from the MOR 14C (7 stages, 1,786’ completed lateral) to 9.5 MMcfd from the MOR 14B (12 stages, 3,454’ completed lateral). Adjacent to the MOR 14, the six-well MOR 10 pad was completed during the quarter using a total of 100 frac stages. All 6 wells were brought on to production during the quarter with results ranging from a peak of 8.4 MMcfd from the MOR 10B (14 stages, 3,266’ completed lateral) to the new CONSOL Energy SWPA record daily peak rate of 15.3 MMcfd from the MOR 10D (21 stages, 6,116’ completed lateral). Lastly, the three-well MOR 17 pad was completed with a total of 20 stages. All three wells came on line with peak daily production rates ranging from 7.0 MMcd from the MOR 17A (6 stages, 2,211’ completed lateral) to 8.0 MMcfd from the MOR 17B (6 stages, 2,566’ completed lateral).

Northern W. Va.: CONSOL Energy did not drill any horizontal wells in Northern W. Va. during the third quarter, as the 2012 drilling program was concluded in the second quarter. There were, however, some completions. The three-well Philippi 4 pad was completed in its entirety during the third quarter with 69 stages. The pad has completed lateral lengths ranging between 6,333’ to 6,719’. All three wells were brought onto production during the month of August with individual well peak 24-hour rates ranging from 6.5 MMcfd to 9.2 MMcfd, the latter being a new CONSOL Energy record for Northern West Virginia. The six-well Alton 2 pad in Upshur County, drilled during the first quarter of 2012, was completed late in the second quarter with 135 stages. Completed lateral lengths ranged from 3,545’ (12 stages) to 5,941’ (25 stages). All six wells had been turned into production by the end of July with individual well peak 24 hour rates ranging from 3.5 MMcfd to 6.7 MMcfd. These flow rates represented significant improvements over the initial Alton 1 pad, which was drilled and completed in 2011.

Marcellus Shale Wet Gas (Noble Energy-operated):

In the wet gas portion of the Marcellus Shale, Noble Energy has begun producing from its first pad, the SHL-1 pad. As reported in early September, the first four wells from this 5-well pad achieved an IP rate of 18.6 MMcfd. For each MMcf of gas, the four wells were also producing 22 bbls of condensate and 56 bbls of NGLs. Assuming $3 per Mcf for dry gas, the realized flowstream was approaching $8 per Mcf. This exceeded company expectations. Recently, some production from this area has been curtailed due to a force majeure issue from MarkWest.

For the year-to-date, Noble Energy has drilled 15 wells, including four in the third quarter. Noble Energy has turned 9 wells into line so far this year, all of which were in the third quarter.

Noble Energy has three horizontal rigs drilling. The company is moving to the elimination of using a separate rig for the top hole drilling as well as batch drilling on the pads. Noble Energy believes that this method of drilling will be more efficient and result in fewer rig moves over time, eliminating a significant amount of road traffic and reducing costs.

Noble Energy believes that they will TD 26 - 28 wells this year, in spite of moving to batch drilling.

Ohio Utica Shale (CONSOL Energy-operated):

In the Utica Shale joint venture with Hess Corporation, CONSOL Energy turned its first well, the TUSC 3A (17 stages, 4,915’ completed lateral), online in the western portion of Tuscarawas County, Ohio. The well produced at a peak daily rate of 400 bbls of light crude, before it was shut in for dissipation of frac fluids and to be equipped with artificial lift at the end of May. The shut in lasted for approximately 10 weeks before being brought back online in early September and now has cumulative production of over 7,800 barrels of crude.

During the third quarter, CONSOL Energy drilled four horizontal wells to TD. The NBL 1A in Noble County was drilled with a cased lateral length of 4,306’, the PORT 2A in Portage County was drilled with a cased lateral length of 4,762’, the MAHN 2A in Mahoning County was drilled with a cased lateral length of 2,735’, and the NBL 16A in Noble County was drilled with a cased lateral length of 4,793’. Completion operations are underway on all four wells.

The NBL 1A was completed in 14 stages over a completed lateral length of 4,009’. Flowback operations are just beginning following a 30-day shut in for dissipation period. The PORT 2A was completed in 16 stages over a completed lateral length of 4,610’. Flowback operations there are underway and the well will then be shut in for a 60-day dissipation period. The MAHN 2A and NBL 16A are expected to be fracture stimulated by the middle of the fourth quarter.

CONSOL Energy is operating two horizontal rigs in the Utica Shale, one in Tuscarawas County drilling the TUSC 8A and one in Mahoning County drilling the MAHN 7A. In total for 2012, CONSOL Energy expects to drill 8 wells on its acreage in the Ohio Utica Shale.

Ohio Utica Shale (Hess-operated):

Our joint venture partner, Hess Corporation, is operating two joint rigs in Harrison County, drilling the CNX HAR9N4W 1H-6 and the CNX HAR9N5W 1H-24 wells. In total for 2012, and ultimately depending on the actual timing of the drilling operations, Hess expects to have completed drilling operations on 2 wells on its JV acreage in the Ohio Utica Shale, and to have begun drilling on 2 others.

Earnings call information:

CONSOL Energy will report additional operational and financial results for the quarter ended September 30, 2012 at 7:00 a.m. ET on Thursday, October 25, followed by a conference call at 10:00 a.m. ET. The call can be accessed at the investor relations section of the company’s web site, at www.consolenergy.com.

Cautionary Statements

Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in economic conditions in any of the industries in which our customers operate, or sustained uncertainty in financial markets cause conditions we cannot predict; an extended decline in prices we receive for our coal and gas affecting our operating results and cash flows; our customers extending existing contracts or entering into new long-term contracts for coal; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our coal and gas to market; a loss of our competitive position because of the competitive nature of the coal and gas industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted regulations relating to greenhouse gas emissions on the demand for coal and natural gas, as well as the impact of any adopted regulations on our coal mining operations due to the venting of coalbed methane which occurs during mining; foreign currency fluctuations could adversely affect the competitiveness of our coal abroad; the risks inherent in coal and gas operations being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; our focus on new gas development projects and exploration for gas in areas where we have little or no proven gas reserves; decreases in the availability of, or increases in, the price of commodities and services used in our mining and gas operations, as well as our exposure under “take or pay” contracts we entered into with well service providers to obtain services of which if not used could impact our cost of production; obtaining and renewing governmental permits and approvals for our coal and gas operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our coal and gas operations; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down a mine or well; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current coal and gas operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable coal and gas reserves; costs associated with perfecting title for coal or gas rights on some of our properties; the outcomes of various legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934; the impacts of various asbestos litigation claims; increased exposure to employee related long-term liabilities; increased exposure to multi-employer pension plan liabilities; minimum funding requirements by the Pension Protection Act of 2006 (the Pension Act) coupled with the significant investment and plan asset losses suffered during the recent economic decline has exposed us to making additional required cash contributions to fund the pension benefit plans which we sponsor and the multi-employer pension benefit plans in which we participate; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year; acquisitions and joint ventures that we recently have completed or entered into or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made and divestitures we anticipate may not occur or produce anticipated proceeds including joint venture partners paying anticipated carry obligations; the anti-takeover effects of our rights plan could prevent a change of control; increased exposure on our financial performance due to the degree we are leveraged; replacing our natural gas reserves, which if not replaced, will cause our gas reserves and gas production to decline; our ability to acquire water supplies needed for gas drilling, or our ability to dispose of water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; and other factors discussed in the 2011 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

Investor Contacts:	Dan Zajdel, at (724) 485-4169 or danzajdel@consolenergy.com
Tyler Lewis, at (724) 485-3157 or tylerlewis@consolenergy.com

Media Contact: Lynn Seay, at (724) 485-4065 or lynnseay@consolenergy.com